Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(in thousands, except share data)

The following unaudited pro forma condensed consolidated financial statements are based upon the historical financial statements of Merge Healthcare Incorporated (“Merge,” “we,” “us” or “our”) and D.R. Systems, Inc. (“DR Systems”) after giving effect to our acquisition of 91.5% of the issued and outstanding shares of DR Systems on February 25, 2015, followed by our acquisition of the remaining 8.5% of the issued and outstanding shares of DR Systems as of April 17, 2015.

On February 25, 2015, we acquired 91.5% of the outstanding common shares and voting interest of DR Systems for cash consideration of $76,514. As of April 17, 2015, we acquired the remaining common stock of DR Systems for an estimated $7,104 and, as such, DR Systems became a 100% owned subsidiary of Merge. On February 25, 2015, we issued 50,000 shares of preferred stock, par value $0.01 per share, for an aggregate purchase price of $50,000 pursuant to a stock purchase agreement. We used the net proceeds to finance the acquisition of DR Systems and to pay fees related to the transactions.

The following unaudited pro forma condensed consolidated financial statements present (i) the historical balance sheets of Merge and DR Systems as of December 31, 2014, giving pro forma effect as if the acquisition and preferred stock issuance had occurred on December 31, 2014, and (ii) the historical statements of operations of Merge and DR Systems for the year ended December 31, 2014, giving pro forma effect as if the acquisition and the preferred stock issuance had occurred on January 1, 2014.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the preferred stock issuance and the acquisition, are factually supportable and, in the case of the pro forma statement of operations, have a recurring impact. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of the combined company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

The acquisition of DR Systems was accounted for in accordance with ASC Topic No. 805, Business Combinations. The total purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed using estimates made by us based on the work performed by independent valuation specialists, primarily through the use of discounted cash flow techniques. The allocation of the purchase price used in this unaudited pro forma condensed consolidated financial statement is preliminary and we expect to make adjustments, some of which could be material, until such time that we complete the final purchase price allocation.

Subsequent to the acquisition of DR Systems, we reversed a portion of a deferred tax asset valuation allowance that had been established against our net deferred tax assets related to U.S. consolidated federal and state jurisdictions. The release of this valuation allowance was not a direct result of our acquisition of DR Systems and occurred after the acquisition. The acquisition included additional sources of taxable income such as the reversal of temporary differences that are available to offset our deferred tax assets in future periods. The net income impact of the tax valuation allowance release was a tax benefit of approximately $18.4 million in 2015. We have excluded the impact of this valuation allowance release in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2014, since the reversal of the valuation allowance occurred after the date of the acquisition. Merge has significant net operating loss carryforwards for federal income tax purposes and has, therefore, assumed no additional income tax expense in the unaudited pro forma condensed consolidated statement of operations in connection with the DR Systems acquisition.

The preferred stock issuance was accounted for in accordance with ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities. Preferred stock with redemption features that are not solely within the control of the issuer are required to be presented outside of permanent equity on the condensed consolidated balance sheet. We have presented the preferred stock in temporary or mezzanine equity on the unaudited pro forma condensed consolidated balance sheet and accreted up to the stated redemption value of $50,000 assuming the preferred stock was redeemable as of December 31, 2014. We have excluded the impact of the amortization of the beneficial conversion feature and the accretion to redemption value recognized in the three months ended March 31, 2015, from preferred stock dividends and dividend equivalents in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014, as they are nonrecurring.

The unaudited pro forma condensed consolidated statement of operations does not reflect the impact of any potential operational efficiencies, cost savings or economies of scale that Merge may achieve with respect to the combined operations. We have already incurred and anticipate incurring costs related to the preferred stock issuance and the acquisition. Based upon information available at the date of preparation of these pro forma financial statements, we anticipate total costs to be incurred will approximate $0.4 million for the acquisition and $0.6 million for the preferred stock issuance.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the following:

•	Merge’s Annual Report on Form 10-K for the year ended December 31, 2014;
•	DR Systems’ audited financial statements for the years ended December 31, 2014 and December 31, 2013, included in this Form 8-K/A as Exhibit 99.1

MERGE HEALTHCARE INCORPORATED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2014
(In thousands)

	Historical Merge	Historical DR Systems	Pro Forma Adjustments		Pro Forma Combined
ASSETS		(1)	(Note 3)
Current assets:
Cash and cash equivalents	$42,531	$15,660	$(37,345	) (2)	$20,846
Accounts receivable, net	51,300	3,411	-		54,711
Inventory, prepaid expenses and other assets	20,486	2,086	(1,296	) (3)	21,276
Deferred income taxes	1,131	-	(1,053	) (4)	78
Total current assets	115,448	21,157	(39,694)		96,911
Property equipment and other assets	6,578	572	-		7,150
Purchased and developed software and other intangible assets, net	32,541	-	46,960	(5)	79,501
Goodwill	214,374	-	52,889	(6)	267,263
Deferred income taxes	5,396	-	-		5,396
Total assets	$374,337	$21,729	$60,155		$456,221

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$37,237	$3,009	$1,405	(3)	$41,651
Current maturities of long-term debt	11,750	-	-		11,750
Deferred revenue	53,184	17,300	(6,104	) (7)	64,380
Total current liabilities	102,171	20,309	(4,699)		117,781
Long-term debt, less current maturities, net of unamortized discount	213,676	-	(573	) (2)	213,103
Deferred income taxes	4,025	-	17,764	(4)	21,789
Other noncurrent liabilities	3,864	-	-		3,864
Total liabilities	323,736	20,309	12,492		356,537
Series A convertible preferred stock	-	-	50,000	(8)	50,000
Total Merge shareholders' equity	50,115	1,420	(2,337	) (9)	49,198
Noncontrolling interest	486	-	-	(10)	486
Total shareholders' equity	50,601	1,420	(2,337)		49,684
Total liabilities and shareholders' equity	$374,337	$21,729	$60,155		$456,221

MERGE HEALTHCARE INCORPORATED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2014
(In thousands, except for share data)

	Historical Merge	Historical DR Systems	Pro Forma Adjustments		Pro Forma Combined
		(1)	(Note 3)
Net sales	$212,304	$42,964	$-		$255,268
Cost of sales	90,744	6,589	2,922	(11)	100,255
Gross margin	121,560	36,375	(2,922)		155,013
Operating costs and expenses:
Sales and marketing	31,991	4,012	-		36,003
Product research and development	28,434	7,066	-		35,500
General and administrative	27,144	14,928	-		42,072
Acquisition-related expenses	232	-	-		232
Depreciation and amortization	10,131	140	1,748	(12)	12,019
Total operating costs and expenses	97,932	26,146	1,748		125,826
Operating income	23,628	10,229	(4,670)		29,187
Other income (expense)	(21,739)	36	-		(21,703)
Income before income taxes	1,889	10,265	(4,670)		7,484
Income tax expense	2,297	272	-		2,569
Net income (loss)	(408)	9,993	(4,670)		4,915
Less: noncontrolling interest's share	39	-	-		39
Net income (loss) attributable to Merge	(447)	9,993	(4,670)		4,876
Less: preferred stock dividends	-	-	4,250	(13)	4,250
Net income (loss) attributable to common shareholders of Merge	$(447)	$9,993	$(8,920)		$626

Net income (loss) per share attributable to common shareholders of Merge - basic	$(0.00)				$0.01
Weighted average number of common shares outstanding - basic	95,439,676				95,439,676

Net income (loss) per share attributable to common shareholders of Merge - diluted	$(0.00)				$0.01
Weighted average number of common shares outstanding - diluted	95,439,676		1,400,870	(14)	96,840,546

Note 1.	Basis of Pro Forma Presentation

On February 25, 2015, we acquired 91.5% of the outstanding common shares and voting interest of DR Systems for cash consideration of $76,514. As of April 17, 2015, we acquired the remaining common stock of DR Systems for an estimated $7,104 and became a 100% owned subsidiary of Merge. On February 25, 2015, we issued 50,000 shares of Preferred Stock, par value $0.01 per share, for an aggregate purchase price of $50,000 pursuant to a stock purchase agreement. We used the net proceeds of the preferred stock issuance to finance the acquisition of DR Systems and to pay fees related to the transactions.

The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Merge and DR Systems after giving effect to the preferred stock issuance, the acquisition and certain reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated balance sheet assumes that the acquisition of DR Systems occurred on December 31, 2014. The pro forma condensed consolidated balance sheet combines the historical balances of Merge and DR Systems, after giving effect to pro forma adjustments.

The unaudited pro forma condensed consolidated statement of operations assumes that Merge’s acquisitions of DR Systems occurred on January 1, 2014. The Merge pro forma condensed consolidated statement of operations combines the historical results of Merge and DR Systems for the year ended December 31, 2014 and includes pro forma adjustments.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the acquisitions described above been consummated as of December 31, 2014 (for the unaudited pro forma condensed consolidated balance sheet), or, January 1, 2014 (for the unaudited pro forma condensed consolidated statement of operations).

Note 2.	Purchase Price and Preliminary Purchase Price Allocation

The total purchase price for DR Systems was $76,514 on February 25, 2015. As of April 17, 2015, we acquired the remaining common stock of DR Systems for an estimated $7,104.

The purchase price for DR Systems will be allocated to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated fair values as of the date the acquisition is completed. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the preliminary purchase price for DR Systems would be allocated as set forth in the following table as of December 31, 2014:

Estimated Fair Value
Cash	$13,455
Other tangible assets	4,773
Deferred revenue	(11,196)
Deferred tax liabilities	(18,817)
Liabilities assumed	(4,446)
Customer relationships	17,620
Trade names	420
Non-competes	280
Purchased software and technology	28,640
Goodwill	52,889
Total consideration	$83,618

The preliminary allocation of the purchase price of DR Systems is based upon management’s estimates. These estimates and assumptions are subject to change upon final valuation.

Cash and other net tangible assets/liabilities: Cash and other net tangible assets were recorded at their respective estimated fair values. For the purpose of these unaudited pro forma condensed consolidated statements only, the estimated fair values of these assets and liabilities should be treated as preliminary values.

Deferred revenues: For the purpose of these unaudited pro forma condensed consolidated statements only, the carrying value of deferred revenue has been reduced by approximately $5.7 million based on our preliminary valuation.

Deferred tax liabilities: For the purposes of these unaudited pro forma condensed consolidated statements, we have assumed that any deferred tax liability arising from the acquisition, consisting of mainly identifiable intangible assets, represent additional sources of taxable income that are available to offset deferred tax assets in future periods.

Goodwill: For the purpose of the unaudited pro forma condensed consolidated balance sheet as of December 31, 2014, goodwill represents the excess of the preliminary purchase price over the estimated fair value of tangible and identifiable intangible assets acquired. Goodwill includes amounts assignable to acquired workforce which are also intangible assets not subject to amortization.

Identifiable intangible assets subject to amortization: Identifiable intangible assets acquired that are subject to amortization include customer relationships, trade names, non-compete agreements with certain employees and purchased software and technology. Customer relationships represent the value of underlying relationships and agreements with customers. Trade names represent the fair value of marketing-related acquired assets. Purchased software and technology is comprised of products that have reached technological feasibility.

Estimated useful lives of intangible assets for the purposes of these pro forma statements are set forth in the following table:

Estimated useful lives of identified intangible assets:	Years	Amortization Method

Customer relationships	12.0	Straight-line
Trade names	2.0	Straight-line
Non-competes	4.0	Straight-line
Purchased software and technology	9.8	Straight-line
Goodwill	Indefinite	N/A

The pro forma results of operations and financial position include adjustments to recognize the effects of these intangible assets and the associated amortization. The DR Systems intangible assets subject to amortization are being amortized on a straight line basis, which approximates Merge’s historical treatment for the majority of such assets.

Note 3.	Reclassifications and Pro Forma Adjustments

The following reclassifications have been reflected in the unaudited pro forma condensed consolidated financial statements:

(1)	Certain assets and liabilities and certain expenses in the audited financial statements of DR Systems as of and for the year ended December 31, 2014, have been reclassified to conform to the historical presentation of such statements by Merge.

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet:

(2)	To record the cash proceeds from the issuance of preferred stock, cash used net of cash acquired for the acquisition of DR Systems and the payment of non-recurring transaction costs not incurred as of December 31, 2014, as set forth in the following table:

Cash received from preferred stock issuance, net of expenses	$49,434
Cash paid to acquire common stock	(76,514)
Acquisition of noncontrolling interest in DR Systems	(7,104)
DR Systems equity distribution in January 2015	(2,588)
Waiver and amendment fee accounted for as additional debt discount	(573)
$(37,345)

(3)	To record fair value adjustments related to inventory, prepaid expenses and assumed liabilities and to record $351 for estimated acquisition expenses.

(4)	To record deferred tax liabilities related to acquisition of DR Systems. As a result of the acquisition and the recording of deferred tax liabilities, Merge released a deferred tax asset valuation allowance of $18.4 million during 2015. The release of that valuation allowance has not been included in this pro forma balance sheet since it was not directly related to the acquisition.

(5)	To record the preliminary valuation of purchased software and technology, customer relationships and other intangibles.

(6)	To record the preliminary valuation of goodwill.

(7)	To adjust the assumed deferred revenue balance of DR Systems to represent the fair value of our future legal performance obligations as if the acquisition occurred on December 31, 2014.

(8)	To record the estimated redemption value of the Series A convertible preferred stock as of the unaudited pro forma condensed consolidated balance sheet date assuming no events would have occurred to require an alternative redemption value as set forth in the following table:

Preferred Stock
Estimated allocation of proceeds at issuance to preferred stock and beneficial conversion feature	$45,085
Amortization of beneficial conversion feature as a deemed dividend	4,349
Accretion to redemption value	566
$50,000

(9)	To eliminate the equity of DR Systems, record accretion of preferred stock to redemption value and recognize acquisition expense as follows:

DR Systems equity elimination	$(1,420)
Accretion of preferred stock to redemption value	(566)
Estimated acquisition expenses	(351)
$(2,337)

(10)	To record noncontrolling interest of $7,104 upon initial acquisition of DR Systems followed by subsequent acquisition of the noncontrolling interest.

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014:

(11)	To record amortization related to the purchased and developed software recognized from the acquisition of DR Systems.

(12)	To record amortization related to the customer relationships, trade names and non-compete agreements recognized from the acquisition of DR Systems.

(13)	To record 8.5% annual preferred stock dividends.

(14)	Change in weighted average shares equal to the dilutive effect of incremental shares from the assumed conversion of stock options and restricted stock awards due to an increase in pro forma net income. We apply the two-class method of calculating basic net income per share. Under the two-class method, net income is reduced by Preferred Stock dividends and dividend equivalents related to Preferred Stock accretion and residual earnings are allocated between common stock and participating securities based upon their participation rights. Our Preferred Stock is a participating security and shares in common stock dividends if declared. Basic net income per share is computed by dividing net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period adjusted for the effects of potentially dilutive common stock equivalents which are comprised of; stock options, except for stock options with an exercise price of more than the average market price of our common stock during the period as such exercise would be anti-dilutive, restricted stock awards assuming the potential lapse of restrictions using the treasury stock method and convertible Preferred Stock using the if-converted method or the treasury stock method, whichever produces the greater dilution.